LICENSE AGREEMENT

          This Agreement, entered this   3rd   day of  July,
1996, is between BSD Medical Corporation ("BSD"), a Delaware corporation having its principal place of business at 2188 West 2200 South, West Valley City, Utah 84119, and EDAP Technomed, Inc. ("EDAP"), a corporation having its principal place of business at 179 Sidney Street, Cambridge, MA 02139.

          WHEREAS, BSD is the owner of U.S. Patent number
4,967,765; and

          WHEREAS, EDAP desire to obtain a non-exclusive, non-transferable license under U.S. Patent number 4,967,765.

          NOW, THEREFORE, it is agreed:
                    1.                  The term "LICENSED
                    PATENT" shall mean:
                        a.   U.S. Patent No. 4,967,765 which is
                    assigned to and owned by BSD.  It shall
                    further include all claims of other US
                    patent(s) and patent applications which
                    claims derive priority from and are fully supported by the above listed patent, including all reissues, reexaminations, divisionals, continuations and continuations-in-part.
          2.   The term "LICENSED PRODUCTS" shall mean
applicators for insertion into the urethra and the related microwave treatment systems, which are covered by the LICENSED
PATENT: including the EDAP Prostatron systems and associated parts, accessories, and applicators.
          3.   The term "LICENSED COUNTRY" shall mean the United
States.
          4. The term "Subsidiary" shall mean a corporation, company, of other entity over 50% of the voting stock of which is directly or indirectly owned or controlled by EDAP.
          5. The term, "Controlled Company" shall mean any corporation, company or other entity, not a Subsidiary, which is directly or indirectly owned or controlled by EDAP, provided that EDAP also had either:
               a. The irrevocable right to name a majority of the members of the governing board of such corporation, company or entity, or
               b. Effective managerial control by virtue of a management agreement entered into with such corporation, company or entity.
          6. The term "Affiliate" shall mean any person or legal entity which controls, has a controlling interest in or is under a common control with EDAP.
          7. The term "net selling price" shall mean EDAP's invoice price, free on board (f.o.b.) factory, after deduction of taxes and regular trade and quantity discounts actually allowed. "Net selling price" for sales or other transfers to a Subsidiary, Controlled Company or an Affiliate shall be calculated based on prices applicable to arm's-length transactions with unrelated parties. This should not apply to PRODUCTS until these PRODUCTS receive marketing approval from the United States Food and Drug Administration (FDA), until such time as these PRODUCTS receive marketing approval from the FDA.
          8. BSD grants to EDAP a non-transferable, non-exclusive license to make, have made, use and sell LICENSED PRODUCTS covered by LICENSED PATENT in LICENSED COUNTRIES.
          9. BSD represents and warrants to EDAP in respect to the LICENSED PATENT that it has the legal power to extend the rights granted in this license agreement and that it has not made and will not make any commitments to others inconsistent with or in derogation of such rights.
          10. EDAP shall pay BSD $1,500,000 as non-refundable license fee as follows:
                         a.   $1,000,000.00 on the signing date
                    of this Agreement.
                         b.   $500,000.00 within 60 days of
                    signing date of this Agreement, which will be guaranteed by a official bank letter of credit securing such payment 60 day from the signing date.
All payments described above will be made by either check and delivered via Federal Express or a similar courier mail service or be directly wired to the bank account of BSD Medical Corporation. Payment of the $1,000,000 first installment for the license fee and receival of the $500,000 letter of credit shall be made by EDAP to BSD within 7 calendar days from the signing of this Agreement. The nonpayment shall cause this Agreement to not come into force, where BSD will have no obligation to offer the same Agreement to EDAP after such nonpayment.
          11. EDAP shall pay BSD, in addition to the license fee set forth in paragraph 10, a royalty of 2.5% on the net selling price received by EDAP of all sales of LICENSED PRODUCTS. In no case shall a royalty be assessed more than once on the same LICENSED PRODUCT. The total royalties EDAP is obligated to pay BSD over the life of this Agreement is limited not to exceed $3,500,000.00 after which the license shall be a paid-up license. EDAP shall pay BSD royalties on LICENSED PRODUCTS, previously sold, within 30 days after the date of this Agreement. EDAP shall pay BSD royalties on PRODUCTS sold prior to FDA marketing approval within 30 days after the date of such approval from the FDA.
          12. EDAP shall keep, at the listed principal place of business, true and accurate records, files, and books of account containing all the information reasonably required for the full computation and verification of the royalties to be paid as discussed above. EDAP shall also permit its books and records to be examined from time to time to the extent necessary to verify such data, such examination to be made at the expense of BSD by an independent certified public accountant appointed by BSD and accepted by EDAP. If the examination shows that EDAP has under-reported or under-paid royalties by more than 10%, the expense of the examination will be paid by EDAP and a 10% penalty fee of the royalty due will be paid by EDAP to BSD within 10 working days of such written notice to EDAP by the accountant. All reports of the independent certified public accountant shall be confidential to the parties hereto.
          13. EDAP shall make written reports to BSD quarterly within thirty (30) days after the first day of July, October, January and April during the life of the agreement and as of such dates, separately listing by product in each such report all EDAP LICENSED PRODUCTS which are sold in the LICENSED COUNTRY, and a description and aggregate net selling price received for LICENSED PRODUCTS during the preceding three (3) calendar months and upon which royalty is due. The above-mentioned written reports shall be signed and certified to by an officer of EDAP and be accompanied by the royalties due BSD, if any, and shall be confidential to the parties hereto.
          14. Any notice, report or payment provided for in this Agreement, excluding the payment set forth in paragraph 10 above, shall be deemed sufficiently given when sent by certified or registered mail addressed to the party for whom intended at the address given at the outset of this Agreement or at such changed address as the party shall have specified by written notice.
          15. The existence of and terms of this Agreement shall not be disclosed by EDAP except for such disclosure as required by law (including in response to subpoena or discovery in any action or proceeding) or as required to enforce the provisions of this Agreement. Any disclosure of any terms of this Agreement by EDAP requires prior notice and written approval by BSD when not required by law. When required by law, EDAP may disclose any terms of this Agreement without prior notice. Any terms publicly released by BSD shall be exempt from this non-disclosure requirement for EDAP. It will be the obligation of EDAP to affix the patent number of the LICENSED PATENT to all LICENSED PRODUCTS or their packaging sold in the LICENSED COUNTRY.
          16. Upon any breach or default of this Agreement by either party, the non-breaching party may terminate this Agreement if, within thirty (30) days after written notice by the non-breaching party, the breaching party fails to remedy any such breach or default. Upon termination of this Agreement by the non-breaching party, all existing duties and obligations of the breaching party shall be performed immediately.
          17. EDAP's obligations under this Agreement relating to the LICENSED PATENT, including the obligation to pay royalties as defined in paragraph 11, shall continue only as long as a valid claim from a LICENSED PATENT in a LICENSED COUNTRY covers LICENSED PRODUCTS made, used or sold by EDAP in the LICENSED COUNTRY.
          18. The license granted hereby is personal to EDAP and is assignable only to EDAP's successor in business. This Agreement shall inure to the benefit of and be binding upon the successors, assigns, or other legal representatives of BSD, so long as this transfer does not impair any right of EDAP under this Agreement.
          19. If BSD grants a non-exclusive license under the LICENSED PATENT, after the signing of this Agreement, to any third party, not previously licensed, with terms and conditions which are in any respect (fee, royalty, cap, or scope) more favorable than the terms and conditions embodied in this Agreement, BSD shall promptly notify EDAP of such other license and shall grant to EDAP, if EDAP so requests, the benefit of such other license, in its entirety, including all terms which are less favorable to EDAP. However, the funds which have been paid to BSD by EDAP in connection with this Agreement are not refundable. Any other licenses disclosed to EDAP will be confidential to EDAP.
          20. This instrument contains the entire and only agreement between the parties and supersedes all preexisting agreements between them respecting its subject matter. Any representation, promise, or condition in connection with such subject matter which is not incorporated in this agreement shall not be binding upon either party. No modification, renewal, extension, or waiver of this Agreement or any of its provisions shall be binding upon the party against whom enforcement of such modification, renewal, extension, waiver is sought, unless made in writing and signed on behalf of such party by one of its executive officers.
          21. This Agreement shall be construed, interpreted, and applied in accordance with the laws of the State of Utah.
          22. The individuals signing this Agreement in their representative capacities represent and warrant by signing below that it is their intent to bind their principal to the terms contained in this Agreement, that the individual's signing below in their representative capacity are expressly authorized to bind their principal to these terms, and that it is each principal's intent to be so bound.

                              EDAP TECHNOMED, INC.
Dated: July 3, 1996           By:  /s/  Eric Simon
                              Eric Simon
                              Its: Acting CEO and Treasurer

                              BSD MEDICAL CORPORATION
Dated: July 3, 1996           By:  /s/  Paul F. Turner
                              Paul F. Turner
                              Its: Acting President and Chairman